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                                                                    Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-68278 of AmerisourceBergen Corporation and AmeriSource Health Corporation on Form S-3 of our report for Bergen Brunswig Corporation dated November 1, 2000, appearing in the Annual Report on Form 10-K of Bergen Brunswig Corporation for the year ended September 30, 2000, and our report for AmerisourceBergen Corporation dated May 21, 2001 appearing in Registration Statement No. 333-61440 of AmerisourceBergen Corporation on Form S-4 under the Securities Act of 1933 insofar as such report relates to the financial statements of AmerisourceBergen Corporation as of March 31, 2001. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Costa Mesa, California

September 4, 2001